Exh 3-a
                         CERTIFICATE OF DESIGNATIONS,

                          PREFERENCES AND RIGHTS OF

                         SERIES B PREFERRED STOCK OF

                      HEADLINERS ENTERTAINMENT GROUP, INC.

                   PURSUANT TO SECTION 151 OF THE DELAWARE

                          GENERAL CORPORATION LAW

     Headliners Entertainment Group, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware
(hereinafter the "Corporation"), DOES HEREBY CERTIFY:

     Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, the Board of Directors adopted the following resolution on May 12, 2006 (i) authorizing a series of the Corporation's previously authorized preferred stock, par value $.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Thousand (1,000) shares of Series B Preferred Stock of the Corporation, as follows:

     RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation"), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Preferred Stock (the "Series B Preferred Stock"), to consist of One Thousand (1,000) shares, par value $.01 per share, which shall have the following preferences, powers, designations and other special rights:

     1. Voting. The record holder of a share of Series B Preferred Stock shall be entitled to cast, on all matters submitted to a vote of the shareholders of the Corporation or with respect to which written consents are given by shareholders of the Corporation, that number of votes as shall equal the product obtained by dividing (a) the number of share of the Corporation's common stock issued, outstanding and entitled to vote on the record date for the shareholder action by (b) one thousand (1,000).

     2. Dividends. The Series B Preferred Stock shall not bear any dividends.

     3.  Liquidation.   Upon the liquidation, dissolution and winding up of
the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of one dollar ($1.00) per share.

     IN WITNESS WHEREOF, Eduardo Rodriguez, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 12th day of May, 2006.

                              HEADLINERS ENTERTAINMENT GROUP, INC.


                              By: /s/ Eduardo Rodriguez
                              ----------------------------
                              Eduardo Rodriguez, President